Exhibit 1

NEWS RELEASE
LACLEDE GAS
____________________________________________________________________________
                                       720 Olive Street, St. Louis, MO 63101


                                              Contact: Richard N. Hargraves
                                                       (314) 342-0652




FOR IMMEDIATE RELEASE:
September 20, 2001


  Laclede Gas calls MoPSC decision on GSIP "an unnecessary step backward"



     ST. LOUIS, MO - Laclede Gas Company (NYSE: LG) today called the

Missouri Public Service Commission's decision to eliminate a highly successful, innovative program that has significantly reduced the amount consumers pay for natural gas "an unnecessary step backward" that will have a negative impact on Laclede and the 633,000 natural gas customers it serves in the St. Louis area and southeastern Missouri.

     The program, known as Laclede's Gas Supply Incentive Program (GSIP),

has generated more than $164 million during the five years it has been in operation. These savings have come from new, innovative gas supply arrangements developed by Laclede, many of which involved the company assuming increased risk. The incentive structure rewarded Laclede for its cost-savings effectiveness by permitting it to retain for its shareholders a portion of the total gas cost savings it achieved. However, the lion's share of the benefits - $129 million, or 78% - went to reduce customer costs.

     "We are at a loss to see how eliminating this program is in the public's best interest," said Douglas H. Yaeger, Laclede's Chairman,

President and Chief Executive Officer. "The benefits generated by this program overwhelmingly come from out-of-state natural gas producers and marketers," Yaeger said. "These are used to help lower the bills our

Missouri customers pay."

     Yaeger noted that previous Commissioners had approved Laclede's GSIP on three separate occasions, twice unanimously and, on a third occasion, by a

4-1 vote. He also indicated that the use of incentives in the gas cost area had recently been endorsed by the task force specifically established by the

Commission to look at gas cost recovery issues in the wake of last winter's price spikes.

     The renewal plan proposed by Laclede, which the Commission rejected today, included even more benefits for natural gas customers, Yaeger said.

"This year, we attempted something more: to direct a portion of that out-of-

state money to help the poorest of Missouri's poor. This aspect of the incentive program, which would have used a portion of the savings to provide about $1 million annually to help low-income, elderly and disabled persons pay their home-heating bills, will now not be available as a result of the decision."

     In recent years, Missouri's Public Service Commission had recognized the fast-changing nature of the energy industry and shown a willingness to accept new, incentive-based regulation methods - most of them proposed by

Laclede - to allow utilities the flexibility to compete in the unregulated national marketplace while retaining state regulatory control. "This system has worked well for customers and shareholders," Yaeger said.

     Laclede agrees with comments in the dissenting opinion of Commissioner

Connie Murray, who wrote, "The incentive program has been a win/win situation" for customers and shareholders alike. Laclede's plan, she stated,

"is a reasonable, workable plan that the evidence shows to be in the public interest."

     Laclede also agrees with Commissioner Murray's concern that no incentive program will be established in time for application this coming winter.

     "Laclede has an obligation to its customers and shareholders to consider all options available to it, including seeking expedited rehearing and judicial review, to retain this important method of holding down gas costs within the current competitive national supply system," Yaeger said.

     Incentive regulation provisions such as Laclede's GSIP have enabled

Missouri utilities to operate in the changing national energy marketplace without deregulating the traditional utility service provided to Missouri customers. "We have watched other states deregulate and have participated in discussions about it here in Missouri," Yaeger said. "So far, no one has shown how further deregulating natural gas supply benefits our customers -

particularly our residential customers. Some states that have done it wish they could undo it. Incentive regulation provides the best of both worlds,

incenting utilities to be innovative and save customers money, while maintaining state regulatory control. Eliminating such a program is not beneficial to anyone."



                                  # # #












                                    3